Exhibit 10.1

ASTEC INDUSTRIES, INC.
EXECUTIVE AND KEY EMPLOYEE SEVERANCE PLAN

ARTICLE 1
PURPOSE AND TERM

1.1    Purpose. Astec Industries, Inc. (the “Company”) established this Astec Industries, Inc. Executive and Key Employee Severance Plan (the “Plan”) in order to provide transitional income to certain executive officers and key employees who are involuntarily terminated under certain conditions. The Plan supersedes all prior written or unwritten severance plans, agreements, practices or programs offered or established to participants by the Company providing severance pay or similar benefits. The Company intends that this Plan qualify as and come within the various exceptions and exemptions under the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, for an unfunded plan maintained primarily for a select group of management or highly compensated employees, and any ambiguities in this Plan shall be construed to effect that intent.

1.2    Term. The Plan shall generally be effective as of the Effective Date, subject to amendment from time to time in accordance with Section 8.2. The Plan shall continue until terminated pursuant to Article 8 of the Plan.

ARTICLE 2
DEFINITIONS

    As used herein, the following words and phrases shall have the following meanings:

2.1    “Affiliate” means Astec Industries, Inc. and any other corporation or entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2    “Base Salary” means the amount a Participant is entitled to receive as wages or salary on an annualized basis as in effect from time to time, without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, commissions, overtime pay or income from stock options, stock grants or other incentive compensation.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement,

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if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: gross neglect of duty, prolonged absence from duty without the consent of the Company, material breach by the Participant of any published Company code of conduct or code of ethics; intentionally engaging in activity that is in conflict with or adverse to the business or other interests of the Company; or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.  The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

2.5    “Change in Control” means the occurrence of any of the following events:

(a) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(b) any Person becomes a Beneficial Owner, directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below); or

(c) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of

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the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 35% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.6    “Change in Control Severance Benefits” means the benefits payable in accordance with Sections 4.1 and 4.3 of the Plan

2.7    “Change in Control Severance Multiple” means 3.0 for Tier I Participants and 2.0 for Tier II Participants.

2.8    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying proposed or final regulations.

2.9    “Committee” means the Compensation Committee of the Board.

2.10    “Company” means Astec Industries, Inc., or its successor as provided in Section 10.7.

2.11    “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically

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determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

2.12    “Effective Date” means January 1, 2025.

2.13    “Employee” means any regular, full-time or part-time employee of the Company or any Affiliate. Where the context requires in connection with a Participant who is employed directly by an Affiliate, the term “Company” as used herein includes such Affiliate.

2.14    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.15    “Good Reason” means, as a reason for a Participant’s resignation from employment, the occurrence of any of the following without the consent of the Participant: (a) a material reduction by the Company or an Affiliate in the Participant’s Base Salary or Target Annual Bonus as in effect on the Effective Date or as the same may be increased from time to time (other than an overall reduction in salaries of 10% or less that affects substantially all of the Company’s full-time employees); (b) a material diminution in the Participant’s authority, duties or responsibilities; (c) the relocation of the Participant’s principal office to a facility or location more than fifty (50) miles away from the Participant’s principal place of work immediately prior to the relocation; or (d) any failure by the Company to comply with Section 10.7 of this Agreement. A termination by a Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered to the Company, not later than 90 days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason, written notice setting forth with specificity the occurrence of such event, and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant.
2.16    “Participant” means any Employee designated by the Committee as a participant in the Plan. Each Participant shall be designated as a Tier I or Tier II Participant, as specified in Exhibit A hereto, as amended by the Board from time to time.

2.17    “Plan” means this Astec Industries, Inc. Executive Severance Plan.

2.18    “Regular Severance Benefits” means the benefits payable in accordance with Sections 4.2 and 4.4 of the Plan.

2.19    “Regular Severance Multiple” means 2.0 for Tier I Participants and 1.0 for Tier II Participants.

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2.20    “Target Annual Bonus” means, with respect to any Participant, the Participant’s target bonus opportunity under the annual incentive plan applicable to the Participant.

2.21    “Termination Date” means the date of the termination of a Participant’s employment with the Company as determined in accordance with Article 7.

ARTICLE 3
ELIGIBILITY

3.1    Participation. The Committee or the Board shall designate from time to time those Employees or classes of Employees who are Participants in the Plan. In the event the Committee or the Board designates certain Participants by job title, position, function or responsibilities, an Employee who is appointed to such a position after the Effective Date of this Plan shall be a Participant upon the date he or she begins his or her duties in such position, unless otherwise determined by the Committee or the Board. Exhibit A, attached hereto and made a part hereof, sets forth the initial Participants, which may be amended by the Committee or the Board at any time prior to a Change in Control to add or remove individual Participants or classes of Participants; provided, however, that the removal of individual Participants or classes of Participants from the Plan shall not be effective for at least 12 months after notification to the Participants of such Committee or Board action. If a Change in Control occurs during such 12-month period, any such action to remove individual Participants or classes of Participants shall be null and void.

3.2    Duration of Participation. Subject to Article 4 and Article 8, an Employee shall cease to be a Participant in the Plan if (i) his or her employment is terminated under circumstances in which he or she is not entitled to Severance Benefits under the terms of this Plan, or (ii) prior to a Change in Control, he or she is removed as a Participant or ceases to be among the class of employees designated by the Committee or the Board as Participants. Notwithstanding the foregoing, a Participant who has terminated employment and is entitled to Severance Benefits under Article 4 shall remain a Participant in the Plan until the full amount of the Regular Severance Benefits or Change in Control Severance Benefits, as applicable, and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE 4
SEVERANCE BENEFITS

4.1    Right to Change in Control Severance Benefits.

(a)    A Participant shall be entitled to receive from the Company Change in Control Severance Benefits in the amount provided in Section 4.3 if, within the 24-month period following a Change in Control, (i) the Participant’s employment with the Company or any Affiliate is terminated by the Company without Cause (other than by reason of the Participant’s death or Disability) or (ii) the Participant’s employment is terminated by the

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Participant for Good Reason within a period of 180 days after the occurrence of the event giving rise to Good Reason.

(b)    If a Participant’s employment is terminated by the Company or an Affiliate without Cause prior to the occurrence of a Change in Control and if it can reasonably be shown that the Participant’s termination (i) was at the direction or request of a third party that had taken steps reasonably calculated to effect a Change in Control after such termination, or (ii) otherwise occurred in anticipation of a Change in Control, and in either case a Change in Control does, in fact, occur, then the Participant shall have the rights described in the Plan as if the Change in Control had occurred on the date immediately preceding the Termination Date.

(c)    Notwithstanding anything to the contrary, no Change in Control Severance Benefits shall be provided to a Participant unless the Participant has executed and not revoked a separation agreement, including a general release of claims, in form and substance reasonably acceptable to the Company (the “Release”) within the time period set forth in the Release. In addition, with respect to any Participant who serves on the Company’s Board of Directors, no Change in Control Severance Benefits shall be provided to such Participant unless and until the Participant resigns as a member of the Board of Directors.

4.2    Right to Regular Severance Benefits.

(a)    A Participant shall be entitled to receive from the Company Regular Severance Benefits in the amount provided in Section 4.4 if (i) the Participant’s employment with the Company or any Affiliate is terminated (a) by the Company without Cause (other than by reason of the Participant’s death or Disability) or (b) by the Participant for Good Reason within a period of 180 days after the occurrence of the event giving rise to Good Reason, and (ii) the Participant’s termination of employment does not occur within the two-year period following a Change in Control and the Participant is not otherwise entitled to receive Change in Control Severance Benefits pursuant to Section 4.1.

(b)    Notwithstanding anything to the contrary, no Regular Severance Benefits shall be provided to a Participant unless the Participant has executed and not revoked a Release within the time period set forth in the Release. Any installment payments under Section 4.4(a)(ii) that would otherwise be payable prior to the effectiveness of the Release shall be accumulated and paid with the next installment payment that is otherwise due following the effectiveness of the Release. In addition, with respect to any Participant who serves on the Company’s Board of Directors, no Regular Severance Benefits shall be provided to such Participant unless and until the Participant resigns as a member of the Board of Directors.

4.3    Amount of Change in Control Severance Benefits. If a Participant’s employment is terminated in circumstances entitling him or her to Change in Control Severance Benefits as provided in Section 4.1, then, subject to Articles 5 and 6:

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(a)    the Company shall pay to the Participant in a single lump sum cash payment on the 60th day after the Termination Date (or such later date as may be required by Section 9.3 of the Plan), the aggregate of the following amounts:

(i)    a pro rata annual bonus equal to the product of (A) the higher of Participant’s Target Annual Bonus for the year in which the Change in Control occurs or Participant’s Target Annual Bonus for the year in which the Termination Date occurs, and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365;

(ii)    a severance payment equal to the applicable Change in Control Severance Multiple times the sum of (x) the Participant’s Base Salary (at the highest rate in effect for any period within three years prior to the Termination Date) and (y) the higher of Participant’s Target Annual Bonus for the year in which the Change in Control occurs or Participant’s Target Annual Bonus for the year in which the Termination Date occurs; and

(iii)    a lump sum cash payment equal to the monthly cost to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Participant as of the date of the Participant’s Termination Date, multiplied by (i) 36, in the case of a Tier I Participant, or (ii) 24, in the case of a Tier II Participant. For purposes of this Section 4.3(a)(iii), the cost of such benefits will be calculated based on the “applicable premium” determined in accordance with Code Section 4980B(f)(4) and the regulations issued thereunder (less the 2% administrative fee and less the active-employee rate for such coverage) for the year in which the Termination Date occurs;

(b)    all of the Participant’s outstanding stock options, restricted stock units and other time-vesting equity awards shall become fully exercisable, and all time-based vesting restrictions on outstanding awards shall lapse;

(c)    all of the Participant’s outstanding performance-based equity awards shall be deemed to have been fully earned as of the Termination Date based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a full, non-prorated payout to the Participant within sixty (60) days following the Termination Date (unless a later date is required by Article 9 hereof);

(d)    for 12 months following the Termination Date, the Company shall pay up to $25,000 for outplacement services and/or financial planning services provided to Participant by a professional services firm to be selected in good faith by the Company; and

(e)    to the extent not theretofore paid or provided, the Company shall timely pay or deliver, as appropriate, the Participant’s Base Salary and any accrued vacation pay

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through the Termination Date and all other benefits due to the Participant pursuant to any employee benefit plans or incentive plans maintained by the Company with respect to services rendered by the Participant prior to the Termination Date.

4.4     Amount of Regular Severance Benefits. If a Participant’s employment is terminated in circumstances entitling him or her to Regular Severance Benefits as provided in Section 4.2, then, subject to Articles 5 and 6:

(a)    the Company shall pay to the Participant the aggregate of the following amounts:

(i)    if the Termination Date occurs during the second half of a fiscal year, the Company shall pay to the Participant, at the same time annual bonus awards are payable to the Company’s other executive officers, a pro rata annual bonus, in an amount equal to the product of (A) the lesser of (x) the Participant’s Target Annual Bonus for the year in which the Termination Date occurs and (y) Participant’s annual bonus which he or she would have earned for the year in which the Termination Date occurs, determined based on the Company’s actual performance for the full fiscal year (and disregarding for this purpose any individual performance metrics), and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365;

(ii)    a severance payment equal to the applicable Regular Severance Multiple times the sum of (x) Participant’s Base Salary and (y) the Participant’s Target Annual Bonus for the year in which the Termination Date occurs, payable in a series of equal installments over a 24-month period (in the case of a Tier I Participant), or 12-month period (in the case of a Tier II Participant), in accordance with the Company’s regular payroll practices; and

(iii)    a lump sum cash payment equal to the monthly cost to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Participant as of the date of the Participant’s Termination Date, multiplied by (i) 24, in the case of a Tier I Participant, or (ii) 12, in the case of a Tier II Participant. For purposes of this Section 4.4(a)(iii), the cost of such benefits will be calculated based on the “applicable premium” determined in accordance with Code Section 4980B(f)(4) and the regulations issued thereunder (less the 2% administrative fee and less the active-employee rate for such coverage) for the year in which the Termination Date occurs;

(b)    subject to Section 4.4(c) below, all of the Participant’s equity or incentive awards outstanding on the Termination Date shall be governed by the plans under which they were granted and the agreements evidencing such awards;

(c)    with respect to the Participant’s outstanding performance-based equity awards for which at least 12 month’s of the relevant performance period has elapsed as of

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the Termination Date, such awards shall remain outstanding and shall be deemed to have been earned as of the end of the relevant performance period based on the lesser of (x) an assumed achievement of all relevant performance goals at the “target” level or (y) actual achievement of all relevant performance goals for the full performance period, and there shall be a pro rata payout of the earned award based on the length of time within the performance period that has elapsed prior to the Termination Date;

(d)    for 12 months following the Termination Date, the Company shall pay up to $10,000 of outplacement services and/or financial planning services provided to Participant by a professional services firm to be selected in good faith by the Company; and

(e)    to the extent not theretofore paid or provided, the Company shall timely pay or deliver, as appropriate, the Participant’s Base Salary and any accrued vacation pay through the Termination Date and all other benefits due to the Participant pursuant to any employee benefit plans or incentive plans maintained by the Company with respect to services rendered by the Participant prior to the Termination Date.

4.5    Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Participant obtains other employment.

ARTICLE 5
EFFECT OF SECTIONS 280G AND 4999 OF THE CODE

5.1    Mandatory Reduction of Payments in Certain Events.

(a)    Notwithstanding any other contrary provisions in any plan, program or policy of the Company, if all or any portion of the benefits payable under this Plan, either alone or together with other payments and benefits which a Participant receives or is entitled to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce the Participant’s payments and benefits payable under this Plan to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to the Participant under the Plan, plus (ii) all other payments and benefits which the Participant receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under the Plan, would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal income taxes payable with

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respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Plan), less (iv) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) and (ii) above. The reduction of payments due hereunder, if applicable, shall be made by first reducing cash payments and then, to the extent necessary, reducing those payments having the next highest ratio of Parachute Value to actual present value of such payments as of the date of the Change in Control, as determined by the Determination Firm (as defined in Section 5.1(b) below). For purposes of this Article 5, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Article 5, the “Parachute Value” of a payment means the present value as of the date of the Change in Control of the portion of such payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such payment.

(b)    All determinations required to be made under this Article 5 shall be made by the accounting firm that was the Company’s independent auditor prior to the Change in Control or any other independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”). The Determination Firm shall provide detailed supporting calculations both to the Company and the Participant. All fees and expenses of the Determination Firm shall be borne solely by the Company. Absent manifest error, any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that payments to which the Participant was entitled, but did not receive pursuant to Section 5(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)    For purposes of determining whether and the extent to which any payments would constitute a “parachute payment” (i) no portion of any payments or benefits that the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Participant and selected by the Determination Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (within the meaning set forth in Section 280G(b)(3) of the

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Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the payments shall be determined by the Determination Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d)    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Article 5 shall be of no further force or effect.

ARTICLE 6
RESTRICTIVE COVENANTS

6.1    Restrictive Covenant Agreement. Any amounts or benefits payable pursuant to this Plan (except for any payment pursuant to Section 4.3(e) or Section 4.4(e) of the Plan) shall only be payable if the Participant executes, delivers to the Company and does not revoke a restrictive covenant agreement in a form acceptable to the Company (which may be contained in the same agreement as the Release required by Section 4.1(c) or Section 4.2(b)), which agreement will contain, at a minimum, restrictive covenants substantially similar to the provisions contained in this Article 6.

6.2    Definitions. The following capitalized terms used in this Article 6 shall have the meanings assigned to them below:

(a)    “Competitive Services” means the lines of business and services with which a Participant is actively involved in conducting business on behalf of the Company at the time of the Participant’s Termination Date, to be stated with more specificity in the restrictive covenant agreement required by Section 6.1.

(b)    “Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (A) is or has been disclosed to the Participant or of which the Participant becomes or has become aware as a consequence of his employment with the Company; (B) has value to the Company; and (C) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by Tenn. Code Ann. § 47-25-1702); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually

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may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(c)    “Material Contact” means contact between the Participant and a customer or potential customer of the Company (A) with whom or which the Participant has or had dealings on behalf of the Company; (B) whose dealings with the Company are or were coordinated or supervised by the Participant; (C) about whom the Participant obtains Confidential Information in the ordinary course of business as a result of his employment with the Company; or (D) who receives products or services of the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Participant within the two (2) years prior to the Participant’s Termination Date.

(d)    “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(e)    “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(f)    “Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom the Participant has had Material Contact on behalf of the Company during his employment with the Company.

(g)    “Protected Work” means any and all ideas, inventions, formulas, Confidential Information, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by the Participant, or by others working with the Participant or under his direction, during the period of his employment or service, or conceived, produced or used or intended for use by or on behalf of the Company or its customers.

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(h)    “Restricted Period” means any time during the Participant’s employment with the Company, and if the Participant’s employment is terminated for any reason during the Term, the Restricted Period shall mean during the Participant’s employment plus (i) twelve (12) months following the Termination Date, in the case of a Tier I Participant or (ii) eight (8) months following the Termination Date, in the case of a Tier II Participant.

(i)    “Restricted Territory” means the territory in which a Participant is conducting business on behalf of the Company at the time of the Participant’s Termination Date, to be stated with more specificity in the restrictive covenant agreement required by Section 6.1.

(j)    “Restrictive Covenants” means the restrictive covenants contained in Sections 6.3 through 6.8 of this Article 6.

6.3    Restriction on Disclosure and Use of Confidential Information. The Participant agrees that the Participant shall not, directly or indirectly, use any Confidential Information on the Participant’s own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. The Participant further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or the Participant’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Participant shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Participant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Participant.

6.4    Non-Competition. The Participant agrees that during the Restricted Period, he will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on his own or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory. The Participant acknowledges that the Restricted Territory is reasonable.

6.5    Non-Solicitation of Protected Customers. The Participant agrees that during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

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6.6    Non-Recruitment of Employees. The Participant agrees that during the Restricted Period, he shall not, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee of the Company to terminate his employment relationship with the Company or to enter into employment with the Participant or any other Person.

6.7    Proprietary Rights.

(a)    Ownership and Assignment of Protected Works. The Participant agrees that any and all Confidential Information and Protected Works are the sole property of the Company, and that no compensation in addition to the Participant’s base salary is due to the Participant for development or transfer of such Protected Works. The Participant agrees that he shall promptly disclose in writing to the Company the existence of any Protected Works. The Participant hereby assigns all of his rights, title and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to the Company. The Participant shall not be entitled to use Protected Works for his own benefit or the benefit of anyone except the Company without written permission from the Company and then only subject to the terms of such permission. The Participant further agrees that he will communicate to the Company any facts known to him and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by the Company. The Participant agrees that he will not oppose or object in any way to applications for registration of Protected Works by the Company or others designated by the Company. The Participant agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to the Company for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by him without the express written consent of the Company.

Anything herein to the contrary notwithstanding, the Participant will not be obligated to assign to the Company any Protected Work for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on the Participant’s own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by the Participant for the Company. The Participant likewise will not be obligated to assign to the Company any Protected Work that is conceived by the Participant after the Participant leaves the employ or service of the Company, except that the Participant is so obligated if the same relates to or is based on Confidential Information to which the Participant had access by virtue of his employment with the Company. Similarly, the Participant will not be obligated to assign any Protected Work to the Company that was conceived and reduced to practice prior to his employment, regardless of whether such Protected Work relates to

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or would be useful in the business of the Company. The Participant acknowledges and agrees that there are no Protected Works conceived and reduced to practice by him prior to his employment with the Company.

(b)    Works Made for Hire. The Company and the Participant acknowledge that in the course of his employment with the Company, the Participant may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without the Company’s facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire by the Participant, and the Participant shall cooperate with the Company in the protection of the Company’s copyrights in such works and, to the extent deemed desirable by the Company, the registration of such copyrights.

6.8    Return of Materials. The Participant agrees that he will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Termination Date, or at any other time the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that the Participant received from or through his employment or service with the Company. The Participant will not make, distribute, or retain copies of any such information or property.

6.9    Enforcement of Restrictive Covenants.

(a)    Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event the Participant breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, the Participant from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The Participant understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the

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period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Participant understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from the Participant its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against the Participant shall not be impaired in any way by the existence of a claim or cause of action on the part of the Participant based on, or arising out of, this Agreement or any other event or transaction.

(b)    Severability and Modification of Covenants. The Participant acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

ARTICLE 7
TERMINATION OF EMPLOYMENT

7.1    Written Notice Required. Any purported termination of employment, whether by the Company or by the Participant, shall be communicated by written notice to the other (a “Notice of Termination”).

7.2    Termination Date. In the case of the Participant’s death, the Participant’s Termination Date shall be his or her date of death. In all other cases, the Participant’s Termination Date shall be the date of receipt of the Notice of Termination or any later date specified therein within 60 days after receipt of the Notice of Termination.

ARTICLE 8
DURATION, AMENDMENT AND TERMINATION, CLAIMS

8.1    Duration. The Plan shall become effective as of the Effective Date, and shall continue until terminated by the Committee or the Board. Subject to Section 8.2, the Committee or the Board may terminate the Plan as of any date that is at least 12 months after the date of the Committee’s or the Board’s action. If any Participants become entitled

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to any payments or benefits hereunder during such 12-month period, this Plan shall continue in full force and effect and shall not terminate or expire with respect to such Participants until after all such Participants have received such payments and benefits in full.

8.2    Amendment and Termination. Subject to the following sentence, the Plan may be amended from time to time in any respect by the Committee or the Board; provided, however, that any amendment that would adversely affect the rights or potential rights of Participants shall not be effective for at least 12 months after the date of the Committee’s or the Board’s action; and, provided further, in the event that a Change in Control occurs within 12 months following an amendment to the Plan that would adversely affect the rights or potential rights of Participants, the amendment will not be effective. In anticipation of or in connection with or within three years following a Change in Control, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants without the consent of each Participant so affected. For the avoidance of doubt, removal of a Participant as a Participant (other than as a result of the Participant ceasing to be an Employee), a decrease in the Participant’s Tier Level or any other reduction in payments or benefits shall be deemed to be an amendment of the Plan which adversely affects the rights of the Participant.

8.3    Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Committee or the Board. Subject to Sections 8.1 and 8.2 above (i) an amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants’ rights and benefits hereunder, and (ii) a termination of the Plan shall in accordance with the terms hereof automatically effect a termination of all Participants’ rights and benefits hereunder.

8.4    Claims Procedure.

(a)    A Participant may file a claim with respect to amounts asserted to be due hereunder by filing a written claim with the Committee specifying the nature of such claim in detail. The Committee shall notify the claimant within 60 days as to whether the claim is allowed or denied, unless the claimant receives written notice from the Committee prior to the end of the 60 day period stating that special circumstances require an extension of time for a decision on the claim, in which case the period shall be extended by an additional 60 days. Notice of the Committee’s decision shall be in writing, sent by mail to the Participant’s last known address and, if the claim is denied, such notice shall (i) state the specific reasons for denial, (ii) refer to the specific provisions of the Plan upon which such denial is based, and (iii) if applicable, describe any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the review procedure in Section 8.4(b).

(b)    A claimant is entitled to request a review of any denial of his claim under

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Section 8.4(a). The request for review must be submitted to the Committee in writing within 60 days of mailing by the Committee of notice of the denial. Absent a request for review within the 60 day period, the claim will be deemed conclusively denied. The claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing to the Committee. The review shall be conducted by the Committee, which shall afford the claimant a hearing and which shall render a decision in writing within 60 days of a request for a review, provided that, if the Committee determines prior to the end of such 60 day review period that special circumstances require an extension of time for the review and decision of the denial, the period for review and decision on the denial shall be extended by an additional 60 days. The claimant shall receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

ARTICLE 9
CODE SECTION 409A

9.1    General. This Plan shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Participant as a result of the application of Section 409A of the Code.

9.2    Definitional Restrictions. Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or a Participant’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event” or “separation from service”, as the case may be, or such later

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date as may be required by Section 9.3. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

9.3    Six-Month Delay Under Certain Circumstances. Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(a)    if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(b)    if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

9.4    Treatment of Installment Payments. Each payment of termination benefits under Sections 4.3 or 4.4 of this Plan, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

9.5    Timing of Release of Claims. Whenever in this Plan a payment or benefit is conditioned on the Participant’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within forty-five (45) days after the Termination Date; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to

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make or commence payment at any time during such 45-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, (i) if such 45-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 45-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year, even if such signing and non-revocation of the release occur during the first such calendar year included within such 45-day period. In other words, a Participant is not permitted to influence the calendar year of payment of Non-Exempt Deferred Compensation based on the timing of signing the release.

9.6    Timing of Reimbursements and In-kind Benefits. If the Participant is entitled to be paid or reimbursed for any taxable expenses under this Plan, and such payments or reimbursements are includible in the Participant’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Participant to reimbursement of expenses under any Section of this Plan shall be subject to liquidation or exchange for another benefit.

9.7    Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to the Participant of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

ARTICLE 10
MISCELLANEOUS

10.1    Legal Fees and Expenses. The Company shall reimburse all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Participant if the Participant prevails on a material issue with respect to his or her claim for relief in an action by the Participant to obtain or enforce any right or benefit provided by this Plan. If a Participant is entitled to recover fees and expenses under this Section 10.1, the reimbursement of an eligible expense shall be made within 10 business days after delivery of the Participant’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in no event later than March 15 of the year after the year in which such rights are established.

10.2    Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment.

10.3    Nature of Plan and Benefits. Participants and any other person who may have rights hereunder shall be mere unsecured general creditors of the Company with

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respect to Severance Benefits due hereunder, and all amounts (other than fully insured benefits) shall be payable from the general assets of the Company.

10.4    Withholding of Taxes. The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

10.5    No Effect on Other Benefits. Severance Benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

10.6    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.7    Successors. This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

10.8    Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s estate. A Participant’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

10.9    Enforcement. This Plan is intended to constitute an enforceable contract between the Company and each Participant subject to the terms hereof.

10.10    Governing Law. To the extent not preempted by ERISA, the validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Tennessee, without reference to principles of conflict of law.

10.11    Arbitration. Any dispute or controversy arising under or in connection with this Plan that cannot be mutually resolved by the Company and a Participant and their

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respective advisors and representatives shall be settled exclusively by arbitration in Chattanooga. Tennessee, in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Participant, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The Company shall reimburse the Participant’s reasonable legal fees if he prevails on a material issue in arbitration.

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EXHIBIT A

PARTICIPANTS IN THE
ASTEC INDUSTRIES, INC. EXECUTIVE
AND KEY EMPLOYEE SEVERANCE PLAN
as of January 1, 2025

Tier I Participants	Chief Executive Officer - Jaco van der Merwe
Tier II Participants	General Counsel - Terrell Gilbert Chief Financial Officer - Brian Harris Group President - Michael Norris Global VP & Head of HR - Aletheia Silcott Group President - Ben Snyman

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